Exhibit 5.1

January 10, 2025

New Era Helium Inc.

4501 Santa Rosa Drive

Midland, TX 79707

Re: Common Stock and Private Warrants registered under Registration Statement on Form S-1

Ladies and Gentlemen:

New Era Helium Inc., a Nevada corporation (the “Company”), has filed a Registration Statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) for the purpose of registering for resale under the Securities Act of 1933, as amended (the “Securities Act”), by the selling stockholders named in the prospectus (“Prospectus”) contained in the Registration Statement (i) up to 50,839,403 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), in the aggregate and as set forth in more detail on the cover page of the Prospectus; and (ii) up to 230,746 Private Warrants, as set forth in more detail on the cover page of the Prospectus. Capitalized terms used herein but not otherwise defined have the meanings set forth in the Registration Statement.

We have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional qualifications set forth below, we advise you that, in our opinion, the (i) Shares, when issued (A) pursuant to the terms of that certain Equity Purchase Facility Agreement dated as of December 6, 2024 and upon the Company’s receipt of payment for the Common Stock thereunder, (B) conversion of the Notes and the Company’s receipt of payment for the Notes, (C) exercise of the Warrants and upon the Company’s receipt of payment of the exercise price therefore, (D) exercise of the Private Warrants and upon the Company’s receipt of payment of the exercise price therefore, will be validly issued, fully paid and non-assessable, (E) the shares underlying the Private Warrants, when issued pursuant to their terms, will be validly issued, fully paid, and non-assessable and (ii) the Private Warrants represent a binding obligation of the Company.

The opinions expressed in this opinion letter are limited to the Private Corporations Law of the State of Nevada and the reported judicial decisions interpreting such statute and provisions and the laws of the state of New York and the federal laws of the United States of America. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws of the State of Nevada; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

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